SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2011

Tii Network Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

DELAWARE
(State of Incorporation)

66-0328885	001-08048
(Commission File No.)	(IRS Employer Identification No.)

141 Rodeo Drive, Edgewood, New York	11717
(Address of Principal Executive Offices)	(Zip Code)

(631) 789-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company’s Board of Directors has elected Stacey L. Moran as Vice President -Finance, Chief Financial Officer, Secretary and Treasurer of the Company effective with her joining the Company on September 16, 2011. Kenneth A. Paladino, the Company’s President and Chief Executive Officer, will no longer be acting as the Company’s Chief Financial Officer.

Ms. Moran, age 43, served as Executive Vice President and Chief Financial Officer from March 2009 until June 2011, Vice President and Controller from May 2006 until March 2009 and Assistant Vice President and Tax Manager from May 1998 until May 2006 of Suffolk Bancorp, a publicly-held commercial bank holding company and its banking subsidiary, Suffolk County National Bank. From December 1995 until May 1998, Ms. Moran was Corporate Controller of Excel Technology, Inc., a manufacturer of laser systems and electro-optical components.  Prior thereto, Ms. Moran was employed by KPMG Peat Marwick LLP (now KPMG LLP), a registered independent public accounting firm (“KPMG”), from September 1989 until December 1995, last serving as an Audit Manager.  Ms. Moran holds a Bachelor of Science degree in accounting from Long Island University and is a Certified Public Accountant.  There were no arrangements or understandings between Ms. Moran and any other person pursuant to which Ms. Moran was selected as an officer of the Company.  There is no family relationship between Ms. Moran and any other executive officer or director of the Company.  There are no transactions to which the Company or any of its subsidiaries is a party and in which Ms. Moran has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

KPMG currently serves as the Company’s registered independent public accounting firm, but did not serve as the Company’s public accounting firm at any time during Ms. Moran’s employment with KPMG.  Ms. Moran was never a member of KPMG’s audit engagement team for the Company.  Ms. Moran has advised the Company that she does not influence KPMG’s operations or financial policies, has no capital balance in KPMG and has no financial arrangement with KPMG.

In connection with Ms. Moran’s employment with the Company, the Company entered into a letter agreement, dated September 16, 2011, with Ms. Moran setting forth the terms of her employment which provides for her to receive, among other things, a salary of $175,000 per annum and participation in the Company’s employee benefit plans.  In addition, Ms. Moran was granted a restricted stock award under the Company’s 2008 Equity Compensation Plan covering 50,000 shares of the Company’s Common Stock, which vest as to 20% of the number of shares subject to the award on each anniversary of the close of business on September 15, 2011 provided Ms. Moran remains an employee or director of, or consultant to, the Company or a subsidiary on the applicable vesting date. The Restricted Stock Contract covering the award provides that, notwithstanding the vesting provisions in the contract, the restricted stock will vest pro rata based on the number of full months of service completed between the award date and the vesting date upon the first to occur of the occurrence of a Change in Control, as defined, of the Company, Ms. Moran’s death or disability, the termination of her service without Cause, as defined, or her Resignation for Good Reason, as defined.

The Company also entered into Termination and Severance Agreement, dated September 16, 2011, with Ms. Moran that provides that, in the event the Company terminates her employment, other than for Cause, as defined, or as a result of the her death, or if she voluntarily terminates her employment for good reason (in general, adverse changes in responsibilities or conditions of employment, reductions in compensation or a requirement to relocate her principal place of employment by more than 50 miles), she will be entitled to at least six months severance pay, the continuation, at the Company’s cost, of then existing group medical and other insurance for her and her family for the period severance payments are to be made or, if not permitted, COBRA premium payments for that period, and for the acceleration of vesting of any stock options she may then hold and an extension of the exercise period of such options to the fifteenth day of the third month following the date on which, or if later, December 31 of the calendar year in which, the option would otherwise have expired.

All officers of the Company are elected annually by the Company's Board of Directors and hold office until their respective successors are elected and qualified.  Officers may be removed at any time by the Board.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits:

		99.1	Press Release, dated September 20, 2011, concerning the appointment of Stacey L. Moran as an executive officer of the Company.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tii Network Technologies, Inc.

Date: September 21, 2011	By:	/s/ Kenneth A. Paladino
Kenneth A. Paladino,
President and Principal Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated September 20, 2011, concerning the appointment of Stacey L. Moran as an executive officer of the Company.